Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2006, except with respect to our opinion on the consolidated financial statements and financial statement schedules in so far as they relate to the effects of the discontinued operations as discussed in Notes 5, 14, 20 and 22, as to which the date is September 11, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in New Plan Excel Realty Trust, Inc.’s Current Report on Form 8-K dated September 12, 2006.  We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

November 2, 2006
New York, New York